Northrim News Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release

Date: Contact: Phone:	January 24, 2007 Joe Schierhorn, Chief Financial Officer (907) 261-3308

Northrim BanCorp, Inc. Reports Earnings per Share Up 20%,
Net Income Up 19% in the Fourth Quarter

ANCHORAGE, AK—January 24, 2007—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that diluted earnings per share for the quarter ended December 31, 2006 were $0.59, up 20%, from $0.49 per diluted share for the same quarter a year ago (adjusted to reflect a 5% stock dividend distributed to shareholders on September 1, 2006). For the year ended December 31, 2006, diluted earnings per share were $2.09, a 22% increase from diluted earnings per share of $1.72 for the year ended 2005.

The company’s net income for the quarter ended December 31, 2006 was $3.7 million, up 19% from $3.1 million for the quarter ended December 31, 2005. Net income for the year ended December 31, 2006 was $13 million, up 16% from $11.2 million for the year ended December 31, 2005.

“We are pleased with the strength of our operations,” said Marc Langland, Chairman, President, and CEO. “Growth from our core banking services along with improved results from our affiliates increased our profitability.”

Total assets at December 31, 2006 were $926 million, up 3% from $896 million at December 31, 2005. Total average assets for the year ended December 31, 2006, were $889 million, up 5% from $842 million, for the year ended December 31, 2005. Assets from purchased receivables increased 74%, to $21.2 million as compared to $12.2 million at December 31, 2005.

Total loans were up 2% to $717 million at December 31, 2006, compared to $705 million at December 31, 2005. Construction and consumer loans provided the loan growth, with construction loans increasing $21.5 million, or 16% to $153 million, and consumer loans increasing $5.6 million, or 15% to $42 million, respectively. On the other hand, commercial real estate loans decreased $14.8 million, or 6%, from $252.4 million at December 31, 2005 to $238 million at December 31, 2006. “Despite declines in commercial real estate loans due to refinance activity, we built on our strong base in residential construction lending and extended our customer base by increasing our consumer loans,” said Joe Beedle, Executive Vice President and Chief Lending Officer.

Total deposits increased 2% to $795 million at December 31, 2006, up from $780 million a year ago. Total average deposits for the period ended December 31, 2006 were $766 million, up 4% from $733 million, for the period ended December 31, 2005. The Company’s lower cost deposits, including demand, interest-bearing demand, and savings deposits, increased 8% to $344 million at December 31, 2006, from $319 million at December 31, 2005. In contrast, the Company’s higher cost deposits, including the Alaska CDs, money market, and time deposits, declined by 2% to $451 million at December 31, 2006, from $460 million at December 31, 2005.

Net interest income, before the provision for loan losses, was up 10%, from $11.6 million for the quarter ended December 31, 2005, to $12.8 million, for the quarter ended December 31, 2006, and 8% for the year ended December 31, 2006 to $47.6 million, from $43.9 million for the year ended December 31, 2005. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for 2006 was 5.89%, an increase from 5.66% for the like period in 2005. “We continued to expand our deposit base with our High Performance Checking program which allowed us to keep our cost of funds down and helped to increase our interest margin,” said Joe Schierhorn, CFO.

Total other operating income increased 46%, to $2.1 million for the quarter ended December 31, 2006, from $1.4 million for the quarter ended December 31, 2005. Deposit service charge income was up 7% for the quarter ended December 31, 2006, from $474,000 to $507,000 due to an increase in the number of consumer deposit accounts. Purchased receivable income increased 50%, to $510,000 in the fourth quarter of 2006, from $339,000 in the same period of 2005 due to the increase in the volume of purchased receivables. Other income grew 31%, to $598,000 in the fourth quarter of 2006 from $457,000 in the fourth quarter of 2005, due to increases in revenues from electronic banking and merchant services, and decreased losses from the company’s affiliate, Elliot Cove Capital Management. Employee benefit plan income from our affiliate, Northrim Benefits Group, also contributed $284,000 to other operating income for the quarter ended December 31, 2006.

Total other operating expense increased 9%, to $8 million for the quarter ended December 31, 2006, from $7.4 million for the quarter ended December 31, 2005, primarily driven by increases in salaries and other personnel expense. The efficiency ratio improved to 53% for the quarter ended December 31, 2006, compared to 56% in the same period in 2005.

“We are pleased that the growth rate of our revenues exceeded that of our expenses and resulted in an improved efficiency ratio of 53% for the quarter,” said Chris Knudson, Chief Operating Officer.

At December 31, 2006, the allowance for loan losses was $12.1 million, or 1.69% of portfolio loans and 183% of non-performing loans. A year ago, the allowance for loan losses was $10.7 million, or 1.52% of portfolio loans and 176% of non-performing loans. The provision for loan losses for the quarter and 12-month period ended December 31, 2006, was $800,000 and $2.6 million, respectively, as compared to $642,000 and $1.2 million, for the same periods in 2005.

Net loan charge-offs for 2006 were $1.1 million, or 0.16% of average loans, as compared to $1.2 million, or 0.18% of average loans for 2005. Non-performing assets totaled $7.3 million, or 0.79% of total assets, at December 31, 2006, as compared to non-performing assets of $6.2 million, or 0.69% of total assets, at December 31, 2005. The change in non-performing assets was caused in large part by an increase in restructured loans to $748,000 at December 31, 2006, as compared to a zero balance for these loans at December 31, 2005.

For the fourth quarter of 2006, the company’s return on average assets (ROA) was 1.60%, compared to 1.36% in the same quarter a year ago. ROA was 1.46% for the full year of 2006 compared to an ROA of 1.33% in 2005. Return on average equity was 15.55% for the fourth quarter of 2006 and 14.45% for the year, compared to 14.59% and 13.17%, respectively, in 2005.

Tangible book value per share was $14.48 at December 31, 2006, an increase of 14% from $12.65 per share at December 31, 2005. Shareholders’ equity increased 13% to $95 million at December 31, 2006, as compared to $84 million at December 31, 2005. “Our strong earnings allowed us to increase our cash dividend by 14% during the year,” said Marc Langland. “In 2006 we also paid a 5% stock dividend to our shareholders.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an accounts receivable financing division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC, and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
December 31,		December 31,	Annual
	2006	2005	% Change

(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$25,565	$28,854	-11%
Overnight investments	18,717	60,836	-69%
Portfolio investments	100,325	54,975	82%
Loans	717,056	705,059	2%
Allowance for loan losses	(12,125)	(10,706)	13%

Net loans	704,931	694,353	2%
Purchased receivables	21,183	12,198	74%
Premises and equipment, net	12,874	10,603	21%
Intangible assets	6,903	7,385	-7%
Other assets	35,122	26,376	33%
Total assets	$925,620	$895,580	3%

Liabilities and Shareholders’ Equity:
Demand deposits	$206,343	$196,616	5%
Interest-bearing demand	89,476	75,988	18%
Savings deposits	48,330	46,790	3%
Alaska CDs	207,492	197,989	5%
Money market deposits	157,345	151,903	4%
Time deposits	85,918	110,580	-22%

Total deposits	794,904	779,866	2%
Borrowings	6,502	8,415	-23%
Junior subordinated debentures	18,558	18,558	0%
Other liabilities	10,209	4,267	139%

Total liabilities	830,173	811,106	2%
Minority interest in subsidiaries	29	0	n/a
Shareholders' equity	95,418	84,474	13%
Total liabilities and equity	$925,620	$895,580	3%

Average Quarter Balances — unaudited
Loans	$703,678	$713,849	-1%
Total earning assets	831,314	826,548	1%
Total assets	917,559	899,476	2%
Non-interest bearing deposits	198,193	192,006	3%
Interest bearing deposits	590,184	598,898	-1%
Total deposits	788,377	790,904	0%
Shareholders' equity	94,149	84,105	12%
Average Year-to-date Balances — unaudited
Loans	$712,130	$698,240	2%
Total earning assets	810,946	778,597	4%
Total assets	888,697	842,407	5%
Non-interest bearing deposits	185,959	182,535	2%
Interest bearing deposits	579,569	550,782	5%
Total deposits	765,528	733,317	4%
Shareholders' equity	89,797	84,833	6%

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended December 31:

	2006	2005	% Change

(unaudited)		(unaudited)	(unaudited)

Interest Income:

Interest and fees on loans	$17,182	$15,281	12%

Interest on portfolio investments	948	529	79%

Interest on overnight investments	523	534	-2%

Total interest income	18,653	16,344	14%

Interest Expense:

Interest expense on deposits	5,468	4,489	22%

Interest expense on borrowings	425	241	76%

Total interest expense	5,893	4,730	25%

Net interest income	12,760	11,614	10%

Provision for loan losses	800	642	25%

Net interest income after provision for loan losses	11,960	10,972	9%

Other Operating Income:

Service charges on deposit accounts	507	474	7%

Purchased receivable income	510	339	50%

Employee benefit plan income	284	0	n/m

Equity in earnings from mortgage affiliate	177	156	13%

Other income	598	457	31%

Total other operating income	2,076	1,426	46%

Other Operating Expense:

Salaries and other personnel expense	5,051	4,383	15%

Occupancy, net	639	660	-3%

Equipment expense	327	346	-5%

Intangible asset amortization expense	120	92	30%

Other expense	1,891	1,890	0%

Total other operating expense	8,028	7,371	9%

Income before income taxes and minority interest	6,008	5,027	20%

Minority interest in subsidiaries	78	-	n/m

Pre tax income	5,930	5,027	18%

Provision for income taxes	2,241	1,935	16%

Net income	$3,689	$3,092	19%

Basic EPS	$0.60	$0.51	18%

Diluted EPS	$0.59	$0.49	20%

Average basic shares	6,135,314	6,121,782	0%

Average diluted shares	6,228,333	6,312,402	-1%

Income Statement
(Dollars in thousands, except per share data)
			Twelve Months Ended December 31:

			2006	2005	% Change

Interest Income:			(unaudited)	(unaudited)	(unaudited)

	Interest and fees on loans		$65,347	$55,870	17%

	Interest on portfolio investments		2,799	2,202	27%

	Interest on overnight investments		1,375	709	94%

		Total interest income	69,521	58,781	18%

Interest Expense:

	Interest expense on deposits		20,318	13,990	45%

	Interest expense on borrowings		1,681	883	90%

		Total interest expense	21,999	14,873	48%

		Net interest income	47,522	43,908	8%

Provision for loan losses			2,564	1,170	119%

		Net interest income after provision for loan losses	44,958	42,738	5%

Other Operating Income:

	Service charges on deposit accounts		1,975	1,800	10%

	Purchased receivable income		1,855	993	87%

	Employee benefit plan income		1,113	0	n/m

	Equity in earnings from mortgage affiliate		649	493	32%

	Other income		2,066	1,547	34%

		Total other operating income	7,658	4,833	58%

Other Operating Expense:

	Salaries and other personnel expense		19,277	17,656	9%

	Occupancy, net		2,503	2,417	4%

	Equipment expense		1,350	1,371	-2%

	Intangible asset amortization expense		482	368	31%

	Other expense		7,756	7,665	1%

		Total other operating expense	31,368	29,477	6%

		Income before income taxes and minority interest	21,248	18,094	17%

Minority interest in subsidiaries			296	-	n/m

		Pre tax income	20,952	18,094	16%

Provision for income taxes			7,978	6,924	15%

		Net income	$12,974	$11,170	16%

		Basic EPS	$2.12	$1.78	19%

		Diluted EPS	$2.09	$1.72	22%

		Average basic shares	6,120,002	6,286,774	-3%

		Average diluted shares	6,205,826	6,481,794	-4%

S.CONTOther Data
(Dollars in thousands, except per share data)
December 31,		December 31,
	2006	2005

(unaudited)		(unaudited)
Asset Quality:
Non accrual loans	$5,176	$5,090
Loans 90 days past due	708	981
Restructured loans	748	—

Total non-performing loans	6,632	6,071
Other real estate owned	717	105
Total non-performing assets	$7,349	$6,176

Non-performing loans / portfolio loans	0.92%	0.86%
Non-performing assets / assets	0.79%	0.69%
Allowance for loan losses / portfolio loans	1.69%	1.52%
Allowance / non-performing loans	182.83%	176.35%
Loan (recoveries) charge-offs, net for the quarter	$1,322	$1,184
Loan (recoveries) charge-offs, net year-to-date	$1,145	$1,228
Net loan (recoveries) charge-offs / average loans, annualized	0.16%	0.18%
Other Data (At quarter end):
Book value per share	$15.61	$13.86
Tangible book value per share	$14.48	$12.65
Tier 1 / Risk Adjusted Assets	12.95%	12.10%
Total Capital / Risk Adjusted Assets	14.21%	13.35%
Tier 1 /Average Assets	11.71%	10.81%
Shares outstanding	6,114,247	6,094,214
Unrealized gain (loss) on AFS securities,
net of income taxes	($287)	($489)
Other Data (For the quarter):
Net interest margin (tax equivalent)	6.11%	5.59%
Efficiency ratio*	53.30%	55.82%
Return on average assets	1.60%	1.36%
Return on average equity	15.55%	14.59%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.89%	5.66%
Efficiency ratio*	55.97%	59.72%
Return on average assets	1.46%	1.33%
Return on average equity	14.45%	13.17%
*excludes intangible asset amortization expense